Exhibit 99.1

DECEMBER 17, 2008 VAXGEN, INC. ANNUAL STOCKHOLDER MEETING

VaxGen 2008 Objectives - Following Raven Merger Termination Transform VaxGen into an attractive transaction candidate - Monetize assets - Minimize expenses / Eliminate liabilities Identify a strategic transaction which would deliver shareholder value and win shareholder approval

Monetizing Assets $635 K of non-manufacturing equipment sold $6.3 million Raven bridge loan repaid as result of Macrogenic's buyout of Raven Anthrax vaccine program sold to Emergent BioSolutions, Inc. $2 million up-front payment $1 million milestone paid in Aug based on demonstration of stability Remaining $7 million in milestones and single digit royalty dependent upon USG contract and commercial sales achievement

Minimizing Expenses / Eliminating Liabilities Cut staff immediately post merger termination Three remaining employees: CEO, Controller, Facilities Director Terminated remaining maintenance contracts, equipment leases Terminated 401K plan Revised stock option plan Enabling cancellation of ex-employee stock options Obtained County approval of closure plan (hazardous materials) Repurchased all remaining Convertible Notes $30 million repurchased for $24.65 million (82¢ on the dollar)

Divest Manufacturing Facility / Eliminate Lease Liability Elimination of lease liability remains a top VaxGen priority Remaining 8 year lease obligation totals $22.4 million VaxGen pursuing lease assignment, sub-lease or lease termination Thus far, landlord unwilling to terminate lease for less than $15.9 million Three companies have completed diligence and reached general agreement on terms; all decided not to acquire facility Multiple parties continue to show interest Some interested in manufacturing facility Some interested primarily in lab space Multiple bids obtained for sale of all manufacturing equipment Facility has been vacated, readied for immediate transfer

Review of Strategic Transaction Process since March Reconfigured Board of Directors and Transaction Committee Lori Rafield and Paul DeStefano nominated to both Met and spoke with many of VaxGen's largest stockholders to obtain guidance on a specification for desired transaction candidates - increase probability of their support The majority of stockholders told us: They did not want the company to liquidate (at least not yet) They believed a deal was available which could deliver significant shareholder value in 2-3 years without a dilutive financing The majority of stockholders supported the following spec:

Preferred Transaction Candidate Specification Value, as recognized by the public market, can be created within 2 years Revenue generated either through a corporate partnership or product sales to offset the capital needed to create value Acceptable development risk (positive phase 2 proof of concept data) Target company with management team that is credible for leading a public company of >$250 million market cap Future highly dilutive (>50%) financing will not be required VaxGen cash not accessed at a discount Target company could be public or private, US or ex-US based

VaxGen's Attractive Characteristics as a Merger Partner No significant liabilities other than lease No VaxGen staff or management to absorb Public listing Anthrax vaccine milestone and royalty stream $38.7 million in cash and marketable securities as of 11/30/08 Market conditions are making VaxGen's cash increasingly more valuable

Review of Strategic Transaction Process 96 companies screened and prioritized based on agreed specifications Biotech, Specialty Pharma, Diagnostic, Medical Device focus Included companies w/ S-1 filed or recently pulled Included public companies on thinly traded foreign exchanges Included public US companies Diligence conducted on twelve candidates Deal terms discussed with four candidates

Difficulties Consummating a Transaction Mergers are competitive transactions Other similar merger candidates have >$50MM available for the transaction Facility lease liability remains a significant concern VaxGen cash (mid $30M's) is insufficient to create value from a later stage therapeutic product in a company running out of cash Many private companies have yet to acknowledge the current capital market realities in their valuation expectations

Results of Strategic Transaction Process to Date Downturn in capital market has resulted in certain stockholders (particularly hedge funds) pressing for liquidity Viable transactions have been identified which fit the spec; these are no longer acceptable given recent demand for liquidity This desire for near term liquidity would shift focus to larger market cap (>$400MM) public companies in need of cash A small subset of companies fit this criteria

Strategic Transaction Process - Next Steps Resolve outstanding lease obligation Continue to pursue viable transaction candidates Once lease has been resolved, consummate a transaction, or move to liquidate

DECEMBER 17, 2008 VAXGEN, INC. ANNUAL STOCKHOLDER MEETING